Exhibit 99.1

For Immediate Release
For more information, contact:

James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc.
Appoints Nathan Iles as Chief Financial Officer

New York, NY, September 16, 2019 ….… Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that Nathan Iles has been named the Chief Financial Officer of the Company. As previously announced, Jim Burke, who served as CFO since 1999, has been promoted to Chief Operating Officer and will assist in the transition of CFO duties to Mr. Iles.

As CFO, Mr. Iles, age 43, will be responsible for overseeing all financial aspects of the Company. He will report directly to Eric Sills, the Company’s Chief Executive Officer, and will serve on the Company’s senior leadership team.

37-18 Northern Blvd., Long Island City, NY   11101
(718) 392-0200
www.smpcorp.com

Mr. Iles most recently served as Vice President and Chief Financial Officer at UCI International Holdings, where he oversaw all the financial reporting for the company. Throughout his eight years with UCI, Mr. Iles held various leadership roles including Chief Financial Officer of UCI’s ASC/Airtex subsidiary and Vice President  Corporate Finance. Prior to that time, Mr. Iles served in other finance positions at Sears Holdings Corporation and Deloitte & Touche.

Mr. Iles holds a Master of Business Administration degree from the University of Chicago Booth School of Business and a Bachelor of Business Administration degree from Eastern Kentucky University, and is a Certified Public Accountant.

Mr. Sills stated, “We are pleased to welcome Mr. Iles to our company. Nathan has significant experience in the automotive aftermarket and a proven track record as a financial leader. We believe he will be a fine addition to our management team as we plan for the future.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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